CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated February 17, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Reports to Shareholders of T. Rowe Price Emerging Markets Corporate Multi-Sector Account Portfolio and T. Rowe Price Emerging Markets Local Multi-Sector Account Portfolio (two of the portfolios comprising T. Rowe Price Multi-Sector Account Portfolios, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2016